Exhibit No. 99.1

MIKRON INFRARED, INC. REPORTS RECORD
THIRD QUARTER AND NINE MONTH RESULTS FOR FISCAL YEAR 2006

Mikron Posts Record Sales and Operating Income for the Third Quarter and Nine Months Ended July 31, 2006.

Mikron Infrared, Inc. (NASD: MIKR) announced its financial results for the first nine months and third quarter of its fiscal year ending October 31, 2006.

Mikron posted record third quarter and nine month sales and operating results for the company. Sales of $8,873,613 for the third quarter of fiscal 2006 were 26% higher than the $7,048,353 of sales achieved during the same quarter in fiscal 2005. Operating income increased by 75% to $1,522,856 in the third quarter of fiscal 2006, from $869,417 in the comparable quarter of fiscal 2005.

Mikron’s nine month sales were $26,476,401 for fiscal year 2006 compared to $22,011,491 for the same period in fiscal year 2005, for a comparative 20% increase. The company posted a 49% increase in operating income to $4,426,953 for the first nine months of fiscal year 2006, compared to $2,962,602 for the comparable period in fiscal 2005.

Both basic and fully diluted earnings per share were $0.16 for the third quarter of fiscal 2006, compared to $0.08 in the third quarter of fiscal 2005. Basic and fully diluted earnings per share were $0.47 for the first nine months in fiscal year 2006, compared to $0.30 for the comparable period in fiscal 2005.

Gerry Posner, Mikron’s CEO commented that: “Our third quarter results demonstrated a continuation of the momentum we have experienced in both sales and earnings. We were able to achieve a 0.5% improvement in gross profit in spite of increasing low cost competition in the portable thermal imaging camera portion of our business. The demand for our products has been equally strong in North America and Europe.”

Dennis Stoneman, Mikron’s Executive Vice President said: “Mikron’s fixed thermal imaging systems have shown a significant rise through the third quarter this year when contrasted to the comparable period last year. The acceptance rate of these systems is gaining traction with users and Mikron is well positioned with an excellent portfolio of solutions to capitalize on this trend.”

Paul Kohmescher, Mikron’s CFO stated: “Increased profits and the resultant cash flow enabled Mikron to retire all of its long term debt prior to the acquisition of Kleiber. Kleiber’s seller took a small note as part of the transaction. This note was paid off during August 2006 and once again, Mikron is debt free.”

About Mikron Infrared, Inc.

Mikron Infrared, Inc., founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ (Tel. No. 201-405-0900).

Consolidated statements of operations

	3 MONTHS ENDED JULY 31, 2006	3 MONTHS ENDED JULY 31, 2005	9 MONTHS ENDED JULY 31, 2006	9 MONTHS ENDED JULY 31, 2005
Revenues:
Net Sales	$8,873,613	$7,048,353	$26,476,401	$22,011,491
Costs and Expenses
Cost of goods sold	3,912,653	3,208,397	11,925,574	10,026,068
Selling, General and Administrative	2,705,600	2,434,477	8,188,925	7,276,403
Research, Development And Engineering	732,504	536,062	1,934,949	1,746,418
Total Costs and Expenses	7,350,757	6,178,936	22,049,448	19,048,889
Income from Operations	1,522,856	869,417	4,426,953	2,962,602
Other Income (Expense):
Interest (Net)	(41,640)	(90,502)	(73,014)	(225,812)
Other (Expense) Income, net	(9,599)	6,142	(6,911)	22,726
Net Income Before Income Taxes	1,471,617	785,057	4,347,028	2,759,516
Income Tax Provision	(575,459)	(322,914)	(1,699,113)	(1,114,435)
Net Income	896,158	462,143	2,647,915	1,645,081
Net Income per Share-Basic	$0.16	$0.08	$0.47	$0.30
Weighted Average Number of Shares-Basic	5,588,556	5,588,556	5,588,556	5,423,225
Net Income per Share-Diluted	$0.16	$0.08	$0.47	$0.30
Weighted Average Number of Shares-Diluted	5,600,026	5,598,673	5,600,026	5,433,343

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include but are not limited to statements regarding our business strategy, marketing assumptions, product development, plans concerning the commercialization of products, risks associated with demand for and market acceptance of existing and newly developed products as to which we have made significant investments, general economic and industry conditions; competitive products and pricing pressures and increased pricing pressures from our customers. Such statements are not guarantees of future performance. They are subject to certain risks, uncertainties and assumptions that are difficult to predict, and that could cause actual results to differ materially from those included in the forward-looking statements. Factors that could affect the company's actual results include, but are not limited to, the risks discussed in the company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect the occurrence of unanticipated events.

Contact:	Mikron Infrared, Inc Paul Kohmescher 201/405-0900